Exhibit 99

Marine Products Corporation Reports Second Quarter 2020 Financial Results

ATLANTA, July 29, 2020 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2020. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, the 257 SSX OB, SSi outboard models and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended June 30, 2020, Marine Products generated net sales of $40,818,000, a 54.0 percent decrease compared to record net sales of $88,696,000 in the same period of the prior year. The decrease in net sales was due to a 57.9 percent reduction in the number of units sold during the quarter as compared to the prior year. Unit sales declined in every product category due to the temporary suspension of manufacturing operations for five weeks during the quarter. Average selling price per boat during the second quarter rose by 7.8 percent due to a favorable model mix.

Gross profit for the second quarter of 2020 was $7,831,000, a 61.7 percent decrease compared to gross profit of $20,424,000 in the same period of the prior year. Gross margin was 19.2 percent of net sales in the second quarter of 2020 compared to 23.0 percent in the second quarter of 2019. Gross margin as a percentage of net sales declined due to manufacturing cost inefficiencies resulting from the temporary operational suspension during the quarter, partially offset by a favorable model mix consisting of larger boats.

Operating profit for the second quarter of 2020 was $2,074,000, a decrease of 81.8 percent compared with operating profit of $11,379,000 in the second quarter of last year. Selling, general and administrative expenses were $5,757,000 in the second quarter of 2020 compared to $9,045,000 in the second quarter of 2019. The significant decrease in these expenses was due to reductions in costs that vary with sales and profitability, such as incentive compensation and warranty expense. In addition, selling, general and administrative expenses declined due to lower salaries arising from employee furloughs and reductions in other expenses due to the temporary operational suspension during the quarter. These decreases were partially offset by increases in research and development expenses as the Company continued development of new models for the 2021 model year. Selling, general and administrative expenses were 14.1 percent of net sales in the second quarter of 2020 compared to 10.2 percent of net sales during the second quarter of 2019.

Net income for the second quarter of 2020 was $1,707,000, a decrease of $7,666,000, or 81.8 percent, compared with record net income of $9,373,000 in the second quarter of 2019. Diluted earnings per share were $0.05 in the second quarter of 2020 compared to $0.27 in the second quarter of 2019. The effective tax rate for both the second quarter of 2020 and 2019 was 18.3 percent. Net sales for the six months ended June 30, 2020 were $99,937,000, a decrease of 41.8 percent compared to the first six months of 2019. Net income for the six-month period of 2020 was $5,915,000 or $0.17 diluted earnings per share, compared to net income of $16,842,000, or $0.49 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “As we announced a few months ago, in late March we temporarily suspended manufacturing operations in response to concerns over the potential spread of COVID-19. Our Nashville, GA production facility did not resume operations until the second week in May, and as a result, our production and sales were dramatically impacted for almost half of the quarter. During this shutdown we continued with our research and development efforts, modified our marketing efforts to maintain our presence with dealers and customers, and reduced costs wherever possible. In addition, we expedited the shipment of as many boats as possible to our dealers to meet high retail demand.

Page 2 Second Quarter 2020 Earnings Press Release

“We resumed operations on May 6th at slightly higher production levels than during the first quarter. We are continuing to increase production early in the third quarter because of significantly higher dealer and consumer demand since mid-March. At the end of the second quarter, our dealer inventory was significantly lower than at the end of both the first quarter of 2020 and the second quarter of the prior year, and our order backlog was at its highest level in several years.

“It is clear that American consumers are choosing recreational boating as a safe, enjoyable outdoor activity suited for social distancing. We are very pleased to begin our 2021 model year in this favorable environment, and are working to increase production to meet this surge in demand with appealing new models. As always, we will monitor macroeconomic factors closely, and maintain a balance among high product demand, potential supply chain constraints, and our desire to produce quality products,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 29, 2020, at 8:00 a.m. Eastern Time to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 8297112. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, Vortex jet drive boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the belief that American consumers are choosing recreational boating as a safe, enjoyable outdoor activity suited for social distancing. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the duration of the COVID-19 crisis, its impact on the U.S. and global economy and its disruption of our supply chain and the duration of the recent increase in dealer and consumer demand. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2019.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Page 3 Second Quarter 2020 Earnings Press Release

 MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

Period ended June 30, (Unaudited)	Second Quarter			Six Months
	2020	2019	% BETTER (WORSE)	2020	2019	% BETTER (WORSE)
Net Sales	$40,818	$88,696	(54.0)%	$99,937	$171,749	(41.8)%
Cost of Goods Sold	32,987	68,272	51.7	79,999	132,626	39.7
Gross Profit	7,831	20,424	(61.7)	19,938	39,123	(49.0)
Selling, General and Administrative Expenses	5,757	9,045	36.4	13,010	18,876	31.1
Operating Profit	2,074	11,379	(81.8)	6,928	20,247	(65.8)
Interest Income	15	95	(84.2)	76	152	(50.0)
Income Before Income Taxes	2,089	11,474	(81.8)	7,004	20,399	(65.7)
Income Tax Provision	382	2,101	81.8	1,089	3,557	69.4
Net Income	$1,707	$9,373	(81.8)%	$5,915	$16,842	(64.9)%

EARNINGS PER SHARE
Basic	$0.05	$0.27	(81.5)%	$0.17	$0.49	(65.3)%
Diluted	$0.05	$0.27	(81.5)%	$0.17	$0.49	(65.3)%

AVERAGE SHARES OUTSTANDING
Basic	33,970	34,090		33,955	34,166
Diluted	33,970	34,090		33,955	34,166

Page 4 Second Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$22,614	$12,967
Accounts receivable, net	9,568	14,752
Inventories	43,190	50,904
Income taxes receivable	154	122
Prepaid expenses and other current assets	1,642	1,389
Total current assets	77,168	80,134
Property, plant and equipment, net	14,754	15,244
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	7,693	7,354
Deferred income taxes	3,810	3,688
Other assets	3,682	3,661
Total assets	$110,880	$113,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,710	$9,265
Accrued expenses and other liabilities	14,510	16,199
Total current liabilities	23,220	25,464
Long-term pension liabilities	10,577	8,770
Other long-term liabilities	515	544
Total liabilities	34,312	34,778
Common stock	3,397	3,404
Capital in excess of par value	-	-
Retained earnings	75,781	78,220
Accumulated other comprehensive loss	(2,610)	(2,548)
Total stockholders' equity	76,568	79,076
Total liabilities and stockholders' equity	$110,880	$113,854